U.S. Securities and Exchange Commission
                            Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported) May 14, 1999

                                 RENTECH, INC.
            (Exact name of registrant as specified in its charter)

  Colorado                      0-19260                       84-0957421
  (State of incorporation)      (Commission File Number)   (IRS Employer
                                                      Identification No.)

  1331 17th Street, Suite 720, Denver, Colorado 80202              80202
  (Address of principal executive offices)                     (Zip Code)

                                (303) 298-8008
            (Registrant's telephone number, including area code)

                                     N/A
       (Former name or former address, if changed since last report)

  Item 5.  Other Materially Important Events.

      Rentech has entered into an agreement as of May 14, 1999 with Republic Finance Corporation of Denver, Colorado, for the two companies to jointly develop projects for use of Rentech's Fischer-Tropsch technology. The technology, which is proprietary to Rentech, converts gases and other materials that contain carbon into higher value hydrocarbon products. The products include cleaner burning sulfur free diesel, naphtha which is useful as a chemical feedstock, and specialty product feedstocks.

       Under the agreement, the two companies will each own 50% of a new holding company. The new entity will be formed to acquire existing industry plants that can be converted into gas-to-liquid (GTL) hydrocarbon plants using Rentech's Fischer-Tropsch technology. Republic Finance will arrange financing for acquiring and converting the existing facilities into GTL plants. Rentech is to provide its technology and expertise for operation of the converted plants.

       Rentech is not issuing any of its securities or paying any cash to Republic Finance in connection with the agreement. Rentech retains rights to separately develop and own GTL plants for conversion of natural gas, flared gas, industrial off-gases, and other types of carbon-bearing




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  feedstock, subject only to the terms of its license agreement with Texaco
  Natural Gas, Inc. dated 8 October 1998.

       The new holding company co-owned by Rentech and Republic Finance will form new entities to separately own and operate each GTL plant subject to this arrangement. The holding company may have an equity interest in each separate plant entity, and expects that additional investors or existing plant owners or operators will acquire equity interests in the individual plants.

       Rentech and Republic Finance are currently negotiating to acquire one existing plant. Up to four more have been identified as potential projects. The agreement between Rentech and Republic Finance contemplates up to twenty projects in all, although the number of existing plants that may be available for purchase on economically reasonable terms cannot be determined at this time. The production capacities of the converted plants are expected to range from around 1,000 barrels per day to 10,000 barrels per day, with a projected average capacity of 5,000 barrels per day of GTL products.

       The agreement specifies that Rentech and Republic Finance will divide fees, royalties, and any carried interests from any converted plants acquired by them on the following basis:

       Type of Revenue                Rentech        Republic Finance
       ------------------------       -------        ----------------
       Project Development Fee         50%                  50%
       Financing Fees                  50%                  50%
       Fischer-Tropsch License Fee    100%                   0%
       Fischer-Tropsch Royalties      100%                   0%
       Catalyst Sales                 100%                   0%
       Retained Equity Interests       50%                  50%

       Rentech expects that the new holding entity will be able to charge project development fees for each plant to be converted to GTL.
  Rentech's previous license fees have been $1,000 per daily barrel of production. Rentech also anticipates that its Fischer-Tropsch royalties and catalyst sales due on each barrel of the daily production from the plants will produce substantial revenues for it. The new holding company anticipates charging customary financing fees in the range of 2% of the financing provided.

       The GTL plants are expected to produce a mix of clean diesel fuel, naphtha and specialty product feedstocks. Diesel fuel made in the past by Rentech in the Company's five pilot plants as well as its Synhytech commercial-scale plant substantially exceeds all clean diesel fuel specifications throughout the world, including Sweden's Class I, the most




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                                                      PAGE 3

  stringent of all specifications, as well as U.S. regulatory requirements. Sulfur and aromatics were below detectable limits, and the fuel's cetane index (a measure of the fuels' energy content--comparable to the octane of gasoline), was about 76, some 80% higher than required by the state of California. It is expected that there will be a substantial market for Rentech's clean-burning Fischer-Tropsch diesel for blending with commercial diesel to enable cities across the U.S. to meet their requirements to convert municipal fleets to environmentally-friendly alternative fuels. Rentech naphthas, also aromatic and sulfur free, are expected to be an attractive chemical feedstock.

       Certain portions of this report constitute forward-looking statements about Rentech's plans, objectives and future performance. The words "anticipate," "believe," "expect," "estimate," "project," "substantial," "significant," "will," "may" and similar expressions identify forward looking statements. Although Rentech believes its statements to be reasonable, the forward-looking statements involve risk and uncertainties. There can be no assurance that actual results, such as the ability of Rentech to acquire or obtain financing for existing industry plants, obtain the described fees, royalties and other charges, successfully convert existing plants, secure equity owners, or compete with larger companies will be accomplished. Moreover, other risk factors, as described in the Company's periodic reports filed with the Securities and Exchange Commission, could cause actual results to differ from those anticipated by forward-looking statements contained in this report.


                                  SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned "hereunto duly authorized.

                                      RENTECH, INC.


                                 By:  (signature)
                                      ------------------------------------
                                      Ronald C. Butz, Vice President,
                                        and Chief Operating Officer


  Date: May 18, 1999